                                EXHIBIT 10.158






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                      LETTER OF CREDIT FACILITY AGREEMENT

                         dated as of September 6, 1996,

                                  by and among

                      Corrections Corporation of America,

                                  as Borrower

                                      and

                     FIRST UNION NATIONAL BANK OF TENNESSEE
                                      and
                  FIRST UNION NATIONAL BANK OF NORTH CAROLINA,
                               as Issuing Lender


================================================================================

                               TABLE OF CONTENTS


                                                                           PAGE
ARTICLE I

DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

     SECTION 1.1.  Definitions   . . . . . . . . . . . . . . . . . . . . . .  1
     SECTION 1.2.  Miscellaneous   . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE II

LETTER OF CREDIT FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . .  3

     SECTION 2.1.  L/C Commitment  . . . . . . . . . . . . . . . . . . . . .  3
     SECTION 2.2.  Procedure for Issuance of Letters of
                    Credit   . . . . . . . . . . . . . . . . . . . . . . . .  3
     SECTION 2.3.  Commissions and Other Charges   . . . . . . . . . . . . .  4
     SECTION 2.4.  Reimbursement Obligation of the Borrower  . . . . . . . .  4
     SECTION 2.5.  Obligations Absolute  . . . . . . . . . . . . . . . . . .  4
     SECTION 2.6.  Effect of Application   . . . . . . . . . . . . . . . . .  5
     SECTION 2.7.  Existing Letter of Credit.  . . . . . . . . . . . . . . .  5

ARTICLE III

GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

     SECTION 3.1.  Manner of Payment   . . . . . . . . . . . . . . . . . . .  5
     SECTION 3.2.  Increased Costs   . . . . . . . . . . . . . . . . . . . .  5
     SECTION 3.3.  Capital Requirements  . . . . . . . . . . . . . . . . . .  6
     SECTION 3.4.  Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . .  7
     SECTION 3.5.  Collateral.   . . . . . . . . . . . . . . . . . . . . . .  8

ARTICLE IV

CLOSING; CONDITIONS OF CLOSING AND ISSUING LETTERS OF CREDIT   . . . . . . .  8

     SECTION 4.1.  Closing   . . . . . . . . . . . . . . . . . . . . . . . .  8
     SECTION 4.2.  Conditions to Closing and Initial Letters
                    of Credit  . . . . . . . . . . . . . . . . . . . . . . .  8
     SECTION 4.3.  Conditions to All Letters of Credit.  . . . . . . . . . .  8

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BORROWER   . . . . . . . . . . . . . .  9

     SECTION 5.1.  Representations and Warranties  . . . . . . . . . . . . .  9
     SECTION 5.2.  Survival of Representations and
                    Warranties, Etc  . . . . . . . . . . . . . . . . . . . .  9

ARTICLE VI

FINANCIAL INFORMATION AND NOTICES  . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE VII

COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE VIII

DEFAULT AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

     SECTION 8.1.  Events of Default  . . . . . . . . . . . . . . . . . . .  10
     SECTION 8.2.  Remedies   . . . . . . . . . . . . . . . . . . . . . . .  12
     SECTION 8.3.  Rights and Remedies Cumulative; Non-
                    Waiver; etc.  . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE IX

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

     SECTION 9.1.  Notices  . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 9.2.  Expenses; Indemnity  . . . . . . . . . . . . . . . . . .  14
     SECTION 9.3.  Set-off  . . . . . . . . . . . . . . . . . . . . . . . .  15
     SECTION 9.4.  Governing Law.   . . . . . . . . . . . . . . . . . . . .  15
     SECTION 9.5.  Consent to Jurisdiction.   . . . . . . . . . . . . . . .  15
     SECTION 9.6.  Binding Arbitration; Waiver of Jury
                    Trial.  . . . . . . . . . . . . . . . . . . . . . . . .  16
     SECTION 9.7.  Reversal of Payments   . . . . . . . . . . . . . . . . .  17
     SECTION 9.8.  Injunctive Relief  . . . . . . . . . . . . . . . . . . .  17
     SECTION 9.9.  Accounting Matters   . . . . . . . . . . . . . . . . . .  17
     SECTION 9.10. Successors and Assigns   . . . . . . . . . . . . . . . .  18
     SECTION 9.11. Amendments, Waivers and Consents   . . . . . . . . . . .  18
     SECTION 9.12. Performance of Duties  . . . . . . . . . . . . . . . . .  18
     SECTION 9.13. All Powers Coupled with Interest   . . . . . . . . . . .  18
     SECTION 9.14. Survival of Indemnities  . . . . . . . . . . . . . . . .  18
     SECTION 9.15. Titles and Captions  . . . . . . . . . . . . . . . . . .  18
     SECTION 9.16. Severability of Provisions   . . . . . . . . . . . . . .  19
     SECTION 9.17. Counterparts   . . . . . . . . . . . . . . . . . . . . .  19
     SECTION 9.18. Term of Agreement  . . . . . . . . . . . . . . . . . . .  19

         LETTER OF CREDIT FACILITY AGREEMENT, dated as of the 6th day of September, 1996, by and among Corrections Corporation of America, a corporation organized under the laws of Delaware (the "Borrower"), FIRST UNION NATIONAL BANK OF TENNESSEE and FIRST UNION NATIONAL BANK OF NORTH CAROLINA
(collectively, the "Issuing Lender").

                              STATEMENT OF PURPOSE

         The Borrower has entered into the Credit Agreement of even date (as amended or supplemented from time to time, the "Revolving Credit Agreement") by and among the Borrower, the lenders who are or may become party thereto (the "Revolving Credit Lenders") and First Union National Bank of Tennessee, as Administrative Agent for the Revolving Credit Lenders, pursuant to which the Revolving Credit Lenders have agreed to extend certain credit facilities to the Borrower in the aggregate principal amount of up to $170,000,000.

         The Borrower has requested, and the Issuing Lender has agreed, to extend a letter of credit facility to the Borrower on the terms and conditions of this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1. Definitions. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Revolving Credit Agreement. In addition, the following terms when used in this Agreement shall have the meanings assigned to them below:

         "Agreement" means this Letter of Credit Agreement, as amended or supplemented from time to time.

         "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

         "Borrower" means Corrections Corporation of America in its capacity as borrower hereunder.

         "Closing Date" means the date of this Agreement.

         "Default" means any of the events specified in Section 8.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Event of Default" means any of the events specified in Section 8.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "Existing Letters of Credit" means the First Union Letters of Credit as defined in the Revolving Credit Agreement.

         "Issuing Lender" means First Union National Bank of Tennessee or First Union National Bank of North Carolina, each in its capacity as issuer of any Letter of Credit, or any successor thereto.

         "L/C Facility" means the letter of credit facility established pursuant to Article II hereof.

         "L/C Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.4.

         "Letter of Credit Termination Date" shall mean August __, 1999 or such earlier date upon which the Credit Facility under the Revolving Credit Agreement has been terminated.

         "Letters of Credit" shall have the meaning assigned thereto in Section 2.1.

         "Other Taxes" shall have the meaning assigned thereto in Section
3.4(b).

         "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2.4 for amounts drawn under Letters of Credit.

         "Taxes" shall have the meaning assigned thereto in Section 3.4(a).

         "Uniform Customs" the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

         "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina.

         SECTION 1.2. Miscellaneous


         (a) General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Nashville time" shall refer to the applicable time of day in Nashville, Tennessee. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

        (b) Revolving Credit Agreement. The terms and conditions of the Revolving Credit Agreement, a copy of which is attached hereto as Exhibit A, are hereby incorporated herein by this reference as if fully set forth herein and such terms and conditions shall continue irrespective of any termination thereof.


                                   ARTICLE II

                           LETTER OF CREDIT FACILITY

        SECTION 2.1. L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the Letter of Credit Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Obligations (exluding the L/C Obligations with respect to the Existing Letters of Credit) would exceed $2,500,000. Each Letter of Credit shall (i) be denominated in Dollars in an amount less than $1,000,000, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date satisfactory to the Issuing Lender, which date shall be no later than the Letter of Credit Termination Date and (iv) be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender to exceed any limits imposed by, any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

        SECTION 2.2. Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 2.1 and Article IV hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit promptly following the issuance of such Letter of Credit.

         SECTION 2.3.  Commissions and Other Charges.

        (a) The Borrower shall pay to the Issuing Lender, a letter of credit fee with respect to each Letter of Credit in an amount equal to the greater of
(i) the product of (A) a per annum fee equal to the Applicable Margin in effect with respect to LIBOR Rate Loans as set forth in Section 4.1(c) of the Revolving Credit Agreement and (B) the face amount of such Letter of Credit or (ii) the minimum fee required in accordance the Issuing Lender's standard policy in connection with standby letters of credit. Such fee shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and on the Letter of Credit Termination Date.

        (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

        SECTION 2.4. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this
Article II from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue under the Revolving Credit Agreement.

        SECTION 2.5. Obligations Absolute. The Borrower's obligations under this Article II (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under Section 2.4 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

        SECTION 2.6. Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article II, the provisions of this Article II shall apply.

        SECTION 2.7. Existing Letters of Credit. As of the Closing Date, the Existing Letters of Credit shall be deemed to be a Letters of Credit issued pursuant to and subject to the terms and conditions of this Agreement.


                                  ARTICLE III

                               GENERAL PROVISIONS

        SECTION 3.1. Manner of Payment. Each payment by the Borrower on account of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Issuing Lender under this Agreement shall be made not later than 2:00 p.m. (Nashville time) on the date specified for payment under this Agreement to the Lender in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. (Nashville time) on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. (Nashville time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

        SECTION 3.2. Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or in the interpretation or administration thereof by any Governmental

Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Lender with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

              (i) shall subject the Issuing Lender to any tax, duty or other charge with respect to any Letter of Credit or Application or shall change the basis of taxation of payments to the Issuing Lender of the principal of or interest on any Letter of Credit or Application or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Issuing Lender is organized or is or should be qualified to do business); or

              (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by the Issuing Lender or shall impose on the Issuing Lender any other condition affecting any Letter of Credit or Application;

and the result of any of the foregoing is to increase the costs to the Issuing Lender of issuing Letters of Credit or to reduce the yield or amount of any sum received or receivable by the Issuing Lender under this Agreement, then the Issuing Lender shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice by the Issuing Lender, the Borrower shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender for such increased cost or reduction. The Issuing Lender will promptly notify the Borrower of any event of which it has knowledge which will entitle the Issuing Lender to compensation pursuant to this Section 3.2; provided, that the Issuing Lender shall incur no liability whatsoever to the Borrower in the event it fails to do so. A certificate of the Issuing Lender setting forth the basis for determining such amount or amounts necessary to compensate the Issuing Lender shall be forwarded to the Borrower and shall be conclusively presumed to be correct save for manifest error.

        SECTION 3.3. Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, the Issuing Lender or any corporation controlling the Issuing Lender as a consequence of, or with reference to the commitments of this type, below the rate which the Issuing Lender or such other corporation could have achieved but for such introduction, change or compliance, then within five (5) Business Days after written demand by the Issuing Lender, the Borrower shall pay to the Lender from time to time as specified by the Issuing Lender additional amounts sufficient to compensate the Issuing Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower by the Issuing Lender, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.


         SECTION 3.4.  Taxes.

         (a) Payments Free and Clear. Any and all payments by the Borrower hereunder or under the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, income and franchise taxes imposed by the jurisdiction under the laws of which the Issuing Lender is organized or is or should be qualified to do business or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being herein after referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Letter of Credit, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.4) the Issuing Lender receives an amount equal to the amount such party would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (iv) the Borrower shall deliver to the Issuing Lender evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 3.4(d).

         (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Letters of Credit or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

        (c) Indemnity. The Borrower shall indemnify the Issuing Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this
Section 3.4) paid by the Issuing Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date the Issuing Lender makes written demand therefor.

        (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Issuing Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Issuing Lender.

        (e) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.4 shall survive the payment in full of the L/C Obligations and the termination of the L/C Facility.

        SECTION 3.5. Collateral. The L/C Obligations shall be guaranteed and secured by the Loan Documents executed in connection with the Revolving Credit Agreement.



                                   ARTICLE IV

          CLOSING; CONDITIONS OF CLOSING AND ISSUING LETTERS OF CREDIT

        SECTION 4.1. Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Charlotte, North Carolina at 10:00 a.m. on September 6, 1996, or on such other date as the parties hereto shall mutually agree.

        SECTION 4.2. Conditions to Closing and Initial Letters of Credit. The obligation of the Issuing Lender to close this Agreement and to issue the initial Letter of Credit is subject to the satisfaction of each of the conditions set forth in Section 5.2 of the Revolving Credit Agreement.

        SECTION 4.3. Conditions to All Letters of Credit. The obligations of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant issuance date:

              (a) Continuation of Representations and Warranties. The representations and warranties contained in Article V shall be true and correct on and as of such issuance date with the same effect as if made on and as of such date.

              (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the issuance date with respect to such Letter of Credit or after giving affect to such Letters of Credit on such date.

              (c) Officer's Compliance Certificate; Additional Documents. The Issuing Lender shall have received the financial statements and Officer's Compliance Certificate required pursuant to Sections 7.1 and 7.2 respectively of the Revolving Credit Agreement and each additional document, instrument, legal opinion or other item of information reasonably requested by it.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

        SECTION 5.1. Representations and Warranties. To induce the Issuing Lender to enter into this Agreement and to issue the Letters of Credit, the Borrower hereby represents and warrants to the Issuing Lender that each and every representation and warranty of the Borrower set forth in Article VI of the Revolving Credit Agreement is true, correct and complete.

        SECTION 5.2. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Issuing Lender or any issuance hereunder.


                                   ARTICLE VI

                       FINANCIAL INFORMATION AND NOTICES

         Until all the L/C Obligations have been finally and indefeasibly paid and satisfied in full and the L/C Facility terminated, the Borrower will furnish or cause to be furnished to the Issuing Lender each and every financial statement, certificate or other document or instrument required to be delivered to the Lenders pursuant to Article VII of the Revolving Credit Agreement.

                                  ARTICLE VII

                                   COVENANTS

         Until all of the L/C Obligations have been finally and indefeasibly paid and satisfied in full and the L/C Facility terminated, the Borrower will, and will cause each of its Subsidiaries to comply with each and every covenant and agreement set forth in Articles VIII, IX and X of the Revolving Credit Agreement.

                                  ARTICLE VIII

                              DEFAULT AND REMEDIES

        SECTION 8.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

        (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of the principal of the Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

        (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on the Reimbursement Obligation or the payment of any other obligation hereunder, and such default shall continue unremedied for five (5) Business Days.

        (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

        (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Sections 7.4(e) or Articles IX or X of the Revolving Credit Agreement, as incorporated herein.

        (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 8.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Issuing Lender.

        (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within five (5) Business Days of the due date thereof.

        (g)   Debt Cross-Default.  The Borrower or any of its Subsidiaries shall
(i) default in the payment of any Debt (other than the Reimbursement Obligation) the aggregate outstanding amount of which is in excess of $1,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Reimbursement Obligation) the aggregate outstanding amount of which is in excess of $1,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

        (h) Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP.

        (i) Change in Control. (a) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) shall obtain ownership or control in one or more series of transactions of more than twenty-five percent (25%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $1,000,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein (any such event, a "Change in Control").

        (j) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or
(vii) take any corporate action for the purpose of authorizing any of the foregoing.

        (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

        (l) Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or Subsidiary party thereto or any such Person shall so state in writing, or this Agreement or any other Loan Document shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

        (m) Termination Event. The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or
Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $1,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, or (iii) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $1,000,000.

        (n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of such judgments to exceed $1,000,000 in any Fiscal Year shall be entered against the Borrower or any of its Subsidiaries by any court and such judgment or order shall continue undischarged or unstayed for a period of thirty (30) days.

        (o) Revolving Credit Agreement. An Event of Default shall have occurred and be continuing under the Revolving Credit Agreement.

        SECTION 8.2. Remedies. Upon the occurrence of an Event of Default, the Issuing Lender may, by notice to the Borrower:

        (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Issuing Lender under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the L/C Facility and any right of the Borrower to request

Letters of Credit hereunder; provided, that upon the occurrence of an Event of Default specified in Section 8.1(j) or (k), the L/C Facility shall be automatically terminated and all obligations hereunder shall automatically become due and payable.

        (b) Collateral Account. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Issuing Lender an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Issuing Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other obligations due hereunder. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other obligations hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

        (c) Rights of Collection. Exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's obligations hereunder.

        SECTION 8.3. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Issuing Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Issuing Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Issuing Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Issuing Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

                                   ARTICLE IX

                                 MISCELLANEOUS

         SECTION 9.1.  Notices.

         (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Issuing Lender as understood by the Issuing Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.


         If to the Borrower:        Corrections Corporation of America
                                         102 Woodmont Boulevard, Suite
800
                                    Nashville, Tennessee 37205
                                    Attention:Mr. Darrell K. Massengale
                                    Telephone No.: (615) 460-0345
                                    Telecopy No.:  (615) 269-8636

         With copies to:            Stokes and Bartholemew
                                    424 Church Street, Suite 2800
                                    Nashville, TN
                                    Attention:  Elizabeth Moore
                                    Telephone No.: (615) 259-1450
                                    Telecopy No.:  (615) 259-1470


         If to the Issuing Lender:First Union National Bank
                                       of Tennessee
                                    150 Fourth Avenue North
                                    Nashville, Tennessee 37219
                                    Attention: Tim Fouts
                                    Telephone No.: (615) 251-9243
                                    Telecopy No.:  (615) 251-9461



        SECTION 9.2. Expenses; Indemnity. The Borrower will pay all out-of-pocket expenses of the Issuing Lender in connection with: (a) the preparation, execution and delivery of this Agree-ment and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket due diligence expenses and reasonable fees and disbursements of counsel for the Issuing Lender, (b) the preparation, execution and delivery of any waiver, amendment or consent by the Issuing Lender relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Issuing Lender, (c) the administration and enforcement of any rights and remedies of the Issuing Lender under the L/C Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Issuing Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (d) defend, indemnify and hold harmless the Issuing Lender, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Issuing Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Agreement, any other Loan Document or the Letters of Credit, including without limitation reasonable attorney's and consultant's fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

        SECTION 9.3. Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Issuing Lender and any assignee or participant of the Issuing Lender are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Issuing Lender, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the obligations due hereunder irrespective of whether or not (a) the Issuing Lender shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Issuing Lender shall have declared any or all of the obligations hereunder to be due and payable as permitted by Section 8.2 and although such obligations shall be contingent or unmatured.

        SECTION 9.4. Governing Law. This Agreement, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

        SECTION 9.5. Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement or the Letters of Credit, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Issuing Lender in connection with this Agreement or any Letter of Credit, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 9.1. Nothing in this Section 9.5 shall affect the right of the Issuing Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Issuing Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

         SECTION 9.6.  Binding Arbitration; Waiver of Jury Trial.

         (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to the Letters of Credit or any other Loan Documents ("Disputes"), between or among parties to the Letters of Credit or any other Loan Document shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims concerning any aspect of the past, present or future relationships arising out or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. Notwithstanding the foregoing, this paragraph shall not apply to any Hedging Agreement that is a Loan Document.

         (B) JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE ISSUING LENDER AND THE BORROWER HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN

CONNECTION WITH THIS AGREEMENT, THE LETTERS OF CREDIT OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

        (c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under applicable law or by judicial foreclosure and sale, (ii) all rights of self help including peaceful occupation of property, collection of rents and set off, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.


        SECTION 9.7. Reversal of Payments. To the extent the Borrower makes a payment or payments to the Issuing Lender or the Issuing Lender receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the obligations hereunder or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Issuing Lender.

        SECTION 9.8. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Issuing Lender to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Issuing Lender shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         SECTION 9.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Issuing Lender, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Issuing Lender.


         SECTION 9.10. Amendments, Waivers and Consents. Any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Issuing Lender, and any consent given by the Issuing Lender, if, but only if, such amendment, waiver or consent is in writing signed by the Issuing Lender and, in the case of an amendment, signed by the Borrower.

         SECTION 9.11. Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

         SECTION 9.12. All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Issuing Lender and any Persons designated by the Issuing Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the obligations hereunder remain unpaid or unsatisfied or the L/C Facility has not been terminated.

         SECTION 9.13. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Issuing Lender are entitled under the provisions of this Article IX and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Issuing Lender against events arising after such termination as well as before.

         SECTION 9.14. Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         SECTION 9.15. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 9.16. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         SECTION 9.17. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all obligations hereunder shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]                             CORRECTIONS CORPORATION OF AMERICA


                                             By:
                                                --------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------


                                          FIRST UNION NATIONAL BANK OF TENNESSEE


                                             By:
                                                --------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------


                                             FIRST UNION NATIONAL BANK OF NORTH
                                             CAROLINA


                                             By:
                                                --------------------------------
                                                Name:
                                                     ---------------------------
                                                Title:
                                                      --------------------------